Exhibit 99.1

Summit Brokerage Services Wins Broker-Dealer Excellence Award for Boutique Broker-Dealers

Summit Financial Services Group, Inc., (OTC Bulletin Board: SFNS ) announced today that its wholly owned subsidiary, Summit Brokerage Services, Inc., (“Summit”) has been awarded the Broker-Dealer Excellence Award by Boomer Market Advisor for independent broker-dealers in the boutique category (firms with between 100 and 300 advisors). This award is presented to the firm that receives the highest overall rankings in its category by its financial advisors in an independent survey conducted by Boomer Market Advisor.

Marshall Leeds, the Company’s Chairman, Chief Executive Officer and President, stated: “While we are thrilled to have received the Broker-Dealer Excellence Award for our category, we are even more excited by what the award symbolizes. We have always felt that Summit’s advisors and associates are the finest anywhere, and we believe this award validates our philosophy that if you provide great advisors with great service, great things can happen.”

About Summit

Summit Financial Services Group, Inc. is a Florida-based financial services holding company that provides, through its operating subsidiary, Summit Brokerage Services, a broad range of securities brokerage and investment services to primarily individual investors. Summit also sells insurance products, primarily fixed and variable annuities and life insurance, through its subsidiary, SBS Insurance Agency of Florida. Summit also provides asset management services through its investment advisor, Summit Financial Group, Inc.

Summit is registered with the Securities and Exchange Commission (SEC), and is a member of FINRA (f/k/a NASD), the Municipal Securities Rule Making Board, and the National Futures Association. The company currently offers its services through a network of approximately 230 registered representatives, and its business plan is focused primarily on increasing its network of affiliated registered representatives through recruitment as well as by acquisitions.

For additional information or if you are interested in joining Summit, please visit www.JoinSummit.com.